Exhibit 99.1

Real Goods Solar Appoints Tony DiPaolo as CFO

Louisville, CO, February 5, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions, appointed Tony DiPaolo as chief financial officer, succeeding interim CFO, Angy Chin who will remain in an advisory role during the transition.

“We welcome Tony to Real Goods Solar as a seasoned finance and accounting executive with more than 20 years of senior management experience in public and private companies,” said Kam Mofid, the company’s CEO. “We believe his strong track record of improving results and supporting organizations through periods of change and rapid growth will help us continue to strengthen the organization as we build one of the greatest solar companies in the country.”

“We’d also especially like to thank Angy for her effective leadership in addressing the company’s many challenges in 2012,” added Mofid, “and particularly for her support of the management team as we built a solid foundation for 2013 and beyond.”

DiPaolo previously served as president and chief financial officer of Incentra Solutions (now Presilient), a provider of information technology and storage management solutions to enterprises and managed services providers in North America and Europe. DiPaolo also previously served as chief financial officer and chief accounting officer for Roomlinx, a publicly-traded media and entertainment services company. Prior to Roomlinx, he held executive financial positions for public companies in the equipment finance industry, and was part of a successful wireless technology startup company which was eventually acquired. DiPaolo has a Bachelor of Science in Accounting from the University of Denver and is a licensed certified public accountant.

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (NASDAQ: RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power installers, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com